Exhibit 4.2

OFFICERS’ CERTIFICATE

Pursuant to Sections 1.2 and 3.1 of the Indenture dated as of February 6, 2008, by and between GATX Corporation, a corporation duly organized under the laws of the State of New York (the “Company”), and U.S. Bank National Association, as Trustee (the “Indenture”), the undersigned, as officers of the Company, hereby certify as follows:

Pursuant to the resolutions adopted as of October 30, 2015, by the Board of Directors of the Company, and the officer approval memorandum dated May 6, 2016, executed by the Chief Executive Officer and the Chief Financial Officer of the Company pursuant to such resolutions, and Sections 2.1 and 3.1 of the Indenture, a new series of Notes having the following form, terms and provisions was created and established (capitalized terms used herein without definition have the meanings specified in the Indenture):

(a) The title of the Notes is the “5.625% Senior Notes due 2066” (the “Notes”).

(b) The Notes are initially limited in aggregate principal amount to $150,000,000, except for such Notes authorized and delivered upon registration of transfer of, or in exchange for, or in lieu of, other notes pursuant to Sections 3.4, 3.5, 3.6, 9.6 or 11.7 of the Indenture. The Company may, from time to time, without the consent of Holders of the Notes, issue notes under the Indenture in addition, and with identical terms, to the Notes. Any such additional notes and the Notes will be treated as a single series for purposes of the Indenture.

(c) Upon issuance, the Notes will be represented by one or more fully registered global notes (the “Global Notes”). The initial Depositary for the Global Notes shall be The Depository Trust Company (“DTC”). The Global Notes may be exchanged for Notes in certificated form only if (a) DTC or any other designated replacement depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 calendar days or (b) at any time the Company in its sole discretion determines not to have the Notes represented by the Global Notes.

(d) The principal of the Notes is payable on May 30, 2066 (the “Maturity Date”).

(e) The Notes bear interest at an annual rate of 5.625% from May 16, 2016, or from the most recent date on which interest has been paid or provided for. Interest on the Notes shall be payable quarterly in arrears on February 28, May 30, August 30 and November 30 of each year commencing August 30, 2016, until the principal of such Notes is paid or made available for payment. The interest so payable will be paid to the person in whose name the Notes are registered at the close of business on the preceding

February 15, May 15, August 15 or November 15, respectively; provided, however, that interest payable on the applicable Maturity Date, or, if applicable, upon redemption, will be payable to the person to whom the principal of the Notes shall be payable. If the date on which interest is payable is not a Business Day, the interest will be paid on the next following Business Day.

(f) Payment of the principal of (and premium, if any, on) and any such interest on the Notes will be made at the office or agency of the Company maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. U.S. Bank National Association is appointed as the Trustee and Paying Agent for the Notes to perform the functions set forth in the Indenture to be performed by such offices.

(g) On and after May 30, 2021, the Securities are redeemable at the option of the Company, in whole or in part at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of such Securities to be redeemed. In addition, the Company will pay accrued and unpaid interest on the principal amount being redeemed to the Redemption Date.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

(h) Upon the occurrence of a Change of Control Repurchase Event, unless the Company has exercised its right to redeem the Notes as described above, each holder of the Notes will have the right to require the Company to purchase all or a portion of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Repurchase Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to send, by first class mail, a notice to each holder of the Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

Holders of the Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the paying agent at the address specified in the notice, or transfer their Notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

“Below Investment Grade Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated Below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any one of the following:

•	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries;

•	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

•	the Company consolidates with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or that of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

•	the first day on which the majority of the members of the Company’s board of directors cease to be Continuing Directors; or

•	the adoption of a plan relating to the Company’s liquidation or dissolution.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Director” means, as of any date of determination, any member of the Company’s board of directors who:

•	was a member of the Company’s board of directors on the date of the Indenture; or

•	was nominated for election or elected to the Company’s board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if either of Moody’s or S&P ceases to provide rating services to issuers or investors, the Company may appoint a replacement for such Rating Agency that is reasonably acceptable to the Trustee under the Indenture.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.]

(i) Upon the occurrence of a Tax Event, the Securities are redeemable at the option of the Company, in whole, but not in part, at any time upon a redemption notice delivered within 90 days following the occurrence of such Tax Event, at a Redemption Price equal to 100% of the principal amount of the Securities being redeemed. In addition, the Company will pay accrued and unpaid interest on the principal amount being redeemed to the Redemption Date.

“Tax Event” means that the Company shall have received an opinion of nationally recognized independent tax counsel to the effect that there is more than an insubstantial increase in the risk that interest paid by the Company on the Securities is not, or will not be, deductible, in whole or in part, by us for U.S. federal income tax purposes., as a result of:

•	any amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities;

•	any judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”);

•	any amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation; or

•	a threatened challenge asserted in writing in connection with our audit or an audit of any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the notes, in each case, occurring or becoming publicly-known on or after May 16, 2016,

(j) The Notes are not subject to a sinking fund.

(k) The Notes shall be issued in denominations of $25 and integral multiples of $25.

(l) The entire principal amount of Notes shall be payable upon declaration of acceleration of the Maturity thereof pursuant to Section 5.2 of the Indenture.

(m) The amount of payments of principal of (and premium, if any) or interest on the Notes is not determined with reference to an index, formula or other method.

(n) The provisions of Section 3.1(l) of the Indenture are not applicable.

(o) Additional Amounts will not be payable to the Holders of the Notes.

(p) No additional Events of Default shall apply to the Notes other than those set forth in the Indenture.

(q) The Notes shall have such other terms and provisions as are provided in the form thereof set forth in Exhibit A hereto, and shall be issued in substantially such form.

Pursuant to Section 1.2 of the Indenture:

(1) each of the undersigned has read the Indenture, including without limitation the covenants and conditions contained therein, and the definitions in the Indenture relating thereto, relating to the authentication and delivery of the Notes and with respect to compliance with which this certificate is given;

(2) each of the undersigned has read the accompanying written order of the Company requesting the authentication and delivery of the Notes and has examined the several documents delivered by the Company pursuant thereto;

(3) in the opinion of each of the undersigned, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not the aforesaid covenants and conditions have been complied with;

(4) in the opinion of each of the undersigned, such covenants and conditions have been complied with; and

(5) all conditions precedent provided for in the Indenture (including any covenants compliance with which constitutes a condition precedent) relating to the authentication and delivery of the Notes as requested in the Company Order of even date herewith accompanying this certificate have been complied with.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Officers’ Certificate as of this 16th day of May, 2016.

Name:	Eric D. Harkness
Title:	Vice President, Treasurer and Chief
Risk Officer

Name:	Peter J. Falconer
Title:	Assistant Secretary